UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Invesco QQQ TrustSM, Series 1

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Invesco 000 About QQQ Performance Insights & Education v About Invesco Invest in QQQ Help we shape the future of Invesco QQQ! We’re excited to invite you to help modernize the Invesco QQQ ETF. As a valued shareholder, your vote is crucial as we propose upgrading QQQ from its current trust structure to a m ore flexible, open ·ended ETF- delivering even more value to you. You may have already heard from our third ·party proxy solicitor, Somali, regarding this important vote. If you haven’t yet responded, we encourage you to participate and make your voice heard. Why vote? Here’s what’s in it for you: • Lower costs: Enjoy a reduced expense ratio- dropping from 0.20% to just 0 .18%. That means more of your investment working for you. • Greater transparency: Benefit from enhanced reporting, including semi ·annual updates, increased Board oversight, and easy ·to· read summary prospect uses. • No tax surprises: This change will not trigge1r any tax consequences for you as a shareholder. What stays the same? • Same index, same team: QQQ will continue to t rack the Nasdaq·100~ Index, managed by the same experienced to eam you trust. Are you a QQQ shareholder? Make your voice heard! Cast your vote by October 24, 2025. You’ll need your control number, which you can find in your proxy statement (delivered by m ail or email). If you need assistance, our proxy solicitor, Sodali, is ready to help at 800·886·4839 (Monday- Friday, 10 :00 AM- 11:00 PM; Saturday, 12:00- 5:00 PM ET). Once you vote, you won’t receive any more reminders- so act now! Want to learn more? • Proxy Statement Annual Report

Vote now Shareholders can help us Enhance QQQ

Help modernize the Invesco QQQ ETF! Have you heard from our third party proxy solicitor, Sodali? They’re assisting us in securing the vote needed to enhance QQQ. Click here to learn more. the Invesco QQQ, About QQQ Performance Insights & Education About Invesco Invesco In QQQ